Exhibit 99.1

News Release

	Contacts:	Matt Assiff, SVP & CFO
Copano Energy, L.L.C.
713-621-9547
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Jack Lascar / jlascar@drg-e.com
DRG&E / 713-529-6600
COPANO ENERGY INCREASES QUARTERLY CASH DISTRIBUTION
Sixth Consecutive Increase Since IPO
     HOUSTON — July 19, 2006 — Copano Energy, L.L.C. (NASDAQ: CPNO) announced today a cash distribution for the second quarter of 2006 of $0.675 per unit, or $2.70 per unit on an annualized basis, for all of its outstanding Common and Subordinated Units. This distribution is $0.075 above Copano Energy’s distribution for the first quarter of 2006 and $0.275 above the minimum quarterly distribution of $0.40 per unit. The distribution applies to Common and Subordinated Units outstanding on the record date and will be payable on August 14, 2006, to holders of record of such units at the close of business on August 1, 2006.
     “We are pleased to announce our second quarter distribution, which represents an increase of 12.5% above the first quarter 2006 distribution amount,” said John Eckel, Chairman and Chief Executive Officer of Copano Energy. “The increased distribution reflects the continued strong performance of each of our operating segments and our continued encouraging outlook. Final results for the second quarter will be released on August 7, but we believe that coverage of the increased quarterly distribution will approximate or exceed 200%. Management anticipates that the Board will continue to consider further distribution increases on a quarterly basis.”
     Houston-based Copano Energy, L.L.C. is a midstream natural gas company with natural gas gathering, intrastate pipeline and natural gas processing assets in the Texas Gulf Coast region and in Central and Eastern Oklahoma.
     This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. These statements are based on certain assumptions made by the company based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. These statements include, but are not limited to statements with respect to future distributions. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause the company’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include an inability to obtain new sources of natural gas supplies, the loss of key producers that supply natural gas to the company, key customers reducing the volume of natural gas and natural gas liquids they purchase from us, a decline in the price and market demand for natural gas and natural gas liquids, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Copano’s Securities and Exchange Commission filings.